Exhibit 3.2
              Certificate of Amendment to Articles of Incorporation
                            of Blue Industries, Inc.


1. Name of corporation: Blue Industries, Inc.

2. The articles have been amended as follows:

                                    ARTICLE 2
             NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE

2.1 Authorization of Reverse Split. On September 18, 2002, the holders of a majority of the issued and outstanding common stock of the Corporation approved a one (1) for twenty (20) reverse split of the Corporation's the issued and outstanding common stock in accordance with ss.78.2055 of the Nevada Revised Statutes. The number of shares of common stock issued, outstanding and entitled to vote with respect to the respect to the reverse spit was 33,120,920. In accordance with ss.78.320 of the Nevada Revised Statutes, the holders of 17,742,669 shares of common stock consented in writing to the reverse split and this Amendment to the Corporation's Articles of Incorporation.

2.2 Implementation of Reverse Split. Effective at 12:01 a.m. MST on October 28, 2002:

(a) The Thirty-Three Million, One Hundred Twenty Thousand Nine Hundred and Twenty (33,120,920) issued and outstanding shares of the Corporation's $0.001 par value common stock ("Old Common"), together with any additional shares of the Corporation's Old Common that are or may be issued prior to the effective time set forth above, shall be consolidated or "reverse split" in the ratio of one (1) share of $0.001 par value common stock ("New Common") for every twenty
(20) shares of Old Common currently held by a stockholder, so that the total issued and outstanding capital stock of the Corporation shall consist of One Million Six Hundred Fifty-Six Thousand, Forty Six (1,656,046) shares of New Common, more or less, as adjusted for any additional issuances of Old Common prior to the effective time set forth above.

(b) No fractional shares of New Common shall be issued in connection with the reverse split. Any fractional shares resulting from the reverse split will be rounded to the next whole share.

(c) Certificates representing shares of New Common shall only be issued upon the surrender to the Corporation's transfer agent of certificates representing shares of Old Common. No certificate for shares of New Common shall be valid unless it is signed in accordance with the Corporation's by-laws, registered in compliance with the provisions of Article 2.3(c) and countersigned by the Corporation's transfer agent.

2.3 Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares which shall be subdivided into classes as follows:

                (a) Fifty Million (50,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.0001 per share, and have the rights, powers and preferences generally accorded to common stockholders under the Nevada Revised Statutes.

(b) Ten Million (10,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.0001 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

(c) All certificates representing shares of Common Stock and Preferred Stock shall be registered in the name of the beneficial owner, or in the name of a brokerage firm, bank, trust company or other custodian that holds such shares for the account of a client. Certificates representing shares of Common Stock or Preferred may not be registered in the name of the Depository Trust Company or any other securities clearinghouse that provides book entry transaction settlement services for member banks and broker/dealers. All transfers of the Corporation's Common Stock and Preferred Stock shall be made in accordance with the requirements of "Certificate Only" or "Custody Only" status.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 17,742,669

4.                     Officer Signature:


           /s/ Patrick Gouverneur
Patrick Gouverneur, president


             /s/ Cyril Heitzler
Cyril Heitzler, secretary



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